                                                                      EXHIBIT 12


                          ORIUS CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              Six months ended
                                                June 30, 2000       1999
                                            -------------------   -------                        Years Ended
                                              Pro                   Pro      -------------------------------------------------------
                                             Forma (1)   Actual   Forma (1)    1999        1998       1997        1996        1995
                                            -------------------   ---------  -------------------------------------------------------
Pre tax income                              $17,330     $17,589   $12,903    $15,033     $12,266     $4,168      $1,107         $24
                                            -------     -------   -------    -------     -------     ------      ------      ------

Fixed Charges

Interest expense                             32,574      31,251    64,772     11,149         450        178         139         108

Estimated amount of rent expense
  deemed to represent the Interest factor     1,236       1,236     1,352      1,352         136        138         120          61
Amortized finance costs                       1,525       1,525     2,215        755          --         --          --          --
                                            -------     -------   -------    -------     -------     ------      ------      ------

Total fixed charges                          35,335      34,012    68,339     13,256         586        316         259         169
                                            -------     -------   -------    -------     -------     ------      ------      ------
Earnings plus fixed charges                 $52,665     $51,601   $81,242    $28,289     $12,852     $4,484      $1,366        $193
                                            =======     =======   =======    =======     =======     ======      ======      ======

Earnings to Fixed Charges                      1.49        1.52      1.19       2.13       21.93      14.19        5.27        1.14
                                            =======     =======   =======    =======     =======     ======      ======      ======

(1) The pro forma ratio of earnings to fixed charges is based upon the application of pro forma adjustments to the historical financial statements of LISN, Orius and Acquired Businesses. Pro forma adjustments have been made to reflect the sale of the notes and the application of the net proceeds which were used to refinance portions of existing indebtedness. In addition, adjustments to reflect the application of purchase accounting to Acquired Businesses and the elimination of certain non recurring expenses have been reflected.